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                                                                  EXHIBIT 3.1(a)

                           MEMORANDUM OF ASSOCIATION

                                       OF

                          PIERCE LEAHY COMMAND COMPANY

1.   The name of the Company is PIERCE LEAHY COMMAND COMPANY.

2. There are no restrictions on the objects and powers of the Company and the Company shall expressly have the following powers:

     (1)  to sell or dispose of its undertaking, or a substantial part thereof;

     (2)  to distribute any of its property in specie among its members; and

     (3) to amalgamate with any company or other body of persons.

3.   The liability of the members is unlimited.